FOR IMMEDIATE RELEASE

July 3, 2014

MBT Consent Order Terminated, Optimistic Outlook

Monroe, Michigan – Monroe Bank & Trust, the wholly-owned banking subsidiary of MBT Financial Corp ( NASDAQ : MBTF), recently received notification from the Federal Deposit Insurance Corporation and the Michigan Department of Insurance and Financial Services that the Consent Order it has been operating under since July 12, 2010 was terminated effective June 30, 2014.  President and CEO Doug Chaffin commented “We are very pleased with the termination of the Consent Order, as it reflects the considerable effort by our Board, officers, and staff to improve asset quality and earnings.  In addition, our recently successful capital raise allowed us to complete the remaining stipulation under the Consent Order.  We remain confident of our outlook for the future, and have demonstrated this confidence with the recent opening of our new Mortgage Center at 11 Washington Street in downtown Monroe.  In addition, the establishment of our new Loan Production and Wealth Management office in downtown Tecumseh represents a milestone as our first official entry into the Lenawee County market.  We remain the premier community bank in our area, and we are proud of our record of service to our communities in both Monroe and Wayne Counties.  We intend to bring this tradition of quality with a strong customer focus to Lenawee County as well.”

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About the Company:

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With over $1.2 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT’s Commercial Lending Group is a top SBA lending partner.  MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The WMG has been listed as a Top Money Management firm for assets under management by Crain’s Detroit Business, and is ranked fifth in Michigan for total assets managed by the Michigan Bankers Association among Michigan banks.  With 25 offices, 47 ATMs, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience. Visit MBT’s website at www.mbandt.com.

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For more information, contact:

John Betrus
Senior Vice President, Director of Marketing
Monroe Bank & Trust
(734) 240-2341
John.betrus@mbandt.com